Exhibit 23.2

December 3, 2007

Gushan Environmental Energy Limited (the “Company”)

Room 908, China Merchants Tower

168-200 Connaught Road Central

Sheung Wan, Hong Kong

Ladies and Gentlemen:

We hereby consent to the use of our name under the captions “Risk Factors,” “Enforceability of Civil Liabilities”, “PRC Government Regulations” and “Legal Matters” in the prospectus included in the registration statement on Form F-1, originally filed by the Company on December 3, 2007, with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Sincerely yours,

Chen & Co. Law Firm